As filed with the Securities and Exchange Commission on January 5, 2001
                                                      Registration No. 333-_____
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                SEACOR SMIT INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                        4449                 13-3542736
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                        11200 RICHMOND AVENUE, SUITE 400
                              HOUSTON, TEXAS 77082
                                 (713) 782-5990
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                  RANDALL BLANK
                            EXECUTIVE VICE PRESIDENT,
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                           1370 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 307-6633
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                             DAVID E. ZELTNER, ESQ.
                               ROD D. MILLER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
Title of Each Class of Securities     Amount to be       Proposed maximum        Proposed maximum       Amount of registration
         to be Registered            registered         offering price per      aggregate offering              fee(1)
                                                              unit(1)                price(1)
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Common Stock, $.01 par value        1,000,000 shares           53.38                53,380,000                 $13,345
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant's common stock, as reported on the composite tape of the New York Stock Exchange Inc., on January 4, 2001.

NY2:\990666\05\73293.0004

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 5, 2001

PROSPECTUS
                                1,000,000 SHARES

                              SECOR SMIT INC. LOGO

                                  COMMON STOCK

         This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process we may offer, issue and sell, from time to time, up to 1,000,000 shares of our common stock in connection with acquisitions of or investments in other businesses or assets. These acquisitions of or investments in businesses or assets will be made at negotiated prices. The total number of shares issued to consummate any of these acquisitions or investments will depend on the prevailing market price of our common stock at the time of the acquisition or investment.

         Specific terms of these securities will be provided in supplements to this prospectus. The consideration for acquisitions and investments that we may make may consist of shares of equity securities, cash, indebtedness, assumption of liabilities or other interests or any combination thereof.

         This prospectus may be used by persons who receive shares of common stock in connection with acquisitions and investments by us who want to resell those shares. We have not authorized any person to use this prospectus in connection with resales of securities without our prior written consent. Our common stock trades on the New York Stock Exchange under the symbol "CKH". On January 2, 2001, the closing market price of our common stock was $54.00 per share.

                                   ----------
         Investing in these securities involves certain risk. See "Risk Factors" beginning on page 2.
                                   ----------

         These securities have not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal defense.



                     The date of this prospectus is , 2001.

                                TABLE OF CONTENTS


                                              Page                                                      Page
                                              ----                                                      ----
PROSPECTUS SUMMARY......................      1             USE OF PROCEEDS ........................    7
RISK FACTORS............................      2             PLAN OF DISTRIBUTION....................    7
FORWARD-LOOKING STATEMENTS..............      5             OFFERED SECURITIES......................    9
INCORPORATION OF DOCUMENTS BY                               LEGAL MATTERS...........................    10
  REFERENCE.............................      6             EXPERTS.................................    10
WHERE YOU CAN FIND MORE
  INFORMATION............................     6


You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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                               PROSPECTUS SUMMARY

         This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the additional documents to which we refer you, before making an investment decision. See "Incorporation of Documents by Reference" and "Where You Can Find More Information." In this prospectus "we," "our," "us," and "SEACOR" refer to SEACOR SMIT Inc., its consolidated subsidiaries and its equity interest in Chiles Offshore Inc.

         We are a major provider of offshore marine services to the oil and gas exploration and production industry. We are also one of the leading providers of oil spill response services to owners of tank vessels and oil storage, processing and handling facilities and own a substantial minority equity interest in a company that owns and operates mobile offshore jackup drilling rigs.

         We may offer and sell the common stock described in this prospectus from time to time in connection with one or more acquisitions of or investments in other businesses or assets. This prospectus provides you with a general description of the securities we may offer. Each time we issue and sell common stock using this shelf prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

         This prospectus has also been prepared for use by persons who receive securities in connection with acquisitions or investments by us. In connection with resales, a prospectus supplement, if required, will disclose the name of the selling stockholder as well as the specific terms of the resale.

         We encourage you to read this prospectus and any prospectus supplement that accompanies it, along with the additional information regarding SEACOR, including our audited financial statements and a description of our business, contained in the documents incorporated by reference in this prospectus. See "Incorporation of Documents by Reference" and "Where You Can Find More Information" on page 6.

         Our executive offices are located at 11200 Richmond Avenue, Suite 400, Houston, Texas 77082, and our telephone number is (713) 782-5990.







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                                  RISK FACTORS

We encourage you to consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock.

A SIGNIFICANT OR PROLONGED DECLINE IN OIL AND GAS PRICES WOULD LIKELY REDUCE THE LEVEL OF EXPLORATION AND DEVELOPMENT OF OFFSHORE AREAS, WHICH WOULD RESULT IN A LOWER DEMAND FOR OUR OFFSHORE MARINE SERVICES AND DRILLING RIGS.

         Activity in the offshore oil and gas exploration and production industry has a significant impact on our offshore vessel operations and the operations of Chiles Offshore Inc., a drilling rig company in which we hold an approximate 27% equity interest. Factors that affect the level of exploration and development of offshore areas include both short-term and long-term trends in oil and gas prices. In recent years, oil and gas prices have been extremely volatile and, as a result, the level of offshore exploration and drilling activity also has been extremely volatile. Reductions in oil and gas prices generally result in decreased drilling and production and corresponding decreases in demand for our offshore vessel services and Chiles' drilling rigs. Decreased demand for these services and drilling rigs would reduce our revenue and profitability.

WE RELY ON SEVERAL CUSTOMERS FOR A SIGNIFICANT SHARE OF OUR REVENUES. THE LOSS OF ANY OF THESE CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         Customers of our offshore marine services are primarily the major oil companies and large independent oil and gas exploration and production companies. The portion of our revenues attributable to any single customer changes over time, depending on the level of relevant activity by the customer, our ability to meet the customer's needs, and other factors, many of which are beyond our control. During 1999, we received approximately 10% of our offshore marine service operating revenues from Chevron Corporation. During 1999, National Response Corporation, our oil spill response service subsidiary, received approximately 25% of its environmental retainer revenue from Coastal Refining and Marketing, Inc. and 13% from Citgo Petroleum Corporation, its two largest customers.

WE MAY INCUR SIGNIFICANT COSTS, LIABILITIES AND PENALTIES IN COMPLYING WITH GOVERNMENT REGULATIONS.

         Government regulation, such as international conventions, federal and state laws and regulations in jurisdictions where our vessels operate or are registered, have a significant impact on our offshore marine and environmental response businesses. These regulations relate to worker health and safety, the manning, construction and operation of vessels, oil spills and other aspects of environmental protection.

         Risks of incurring substantial compliance costs and liabilities and penalties for non-compliance, particularly with respect to environmental laws and regulations, are inherent in our business. If this happens, it could have a substantial negative impact on our profitability and financial position. We cannot predict whether we will incur such costs or penalties in the future.

WE FACE INTENSE COMPETITION, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO INCREASE OUR MARKET SHARE AND OUR REVENUES.

         Our businesses operate in highly competitive industries. High levels of competition could reduce our revenues, increase our expenses and reduce our profitability.

         In addition to price, service and reputation, important competitive factors for offshore supply fleets include: customers' national flag preference, operating conditions and intended use (all of which determine the suitability of available vessels), complexity of logistical support needs and presence of equipment in the appropriate geographical locations.

         The important competitive factors in the environmental services business are price, service, reputation, experience and operating capabilities. In addition, we believe that the absence of uniform environmental regulation and enforcement on international, federal and state levels has lowered barriers to entry in several market segments and increased the number of competitors. Our oil spill response business faces competition from the Marine Spill Response Corporation (a non-profit corporation funded by the major integrated oil companies), other industry cooperatives and smaller contractors who target specific market niches.

         In the contract drilling business, customers generally award contracts on a competitive bid basis and contractors can move rigs from areas of low utilization and day rates to areas of greater activity and higher day rates. We believe that, as a result, competition for drilling contracts will continue to be intense for the foreseeable future. Decreases in drilling activity in a major market could depress day rates and could reduce utilization of Chiles' rigs. Substantially all of Chiles' competitors in the business of providing jackup drilling services have substantially larger fleets and are more established as drilling contractors.

AN INCREASE IN SUPPLY OF OFFSHORE MARINE VESSELS WOULD LIKELY HAVE A NEGATIVE EFFECT ON THE CHARTER RATES FOR OUR VESSELS, WHICH COULD REDUCE OUR EARNINGS.

         Expansion of the worldwide offshore marine fleet would increase competition in the markets where we operate. Increased refurbishment of disused or "mothballed" vessels, conversion of vessels from uses other than oil support and related activities or construction of new vessels could all add vessel capacity to current worldwide levels. A significant increase in vessel capacity would lower charter rates and result in a corresponding reduction in our revenues and profitability.

MARINE-RELATED RISKS COULD LEAD TO THE DISRUPTION OF OUR OFFSHORE MARINE SERVICES AND TO OUR INCURRENCE OF LIABILITY.

         The operation of offshore support vessels is subject to various risks, including catastrophic marine disaster, adverse weather and sea conditions, capsizing, grounding, mechanical failure, collision, oil and hazardous substance spills and navigation errors. These risks could endanger the safety of our personnel, vessels, cargo, equipment under tow and other property, as well as the environment. If any of these events were to occur, we could be held liable for resulting damages. In addition, the affected vessels could be removed from service and would not be available to generate revenue.

DRILLING-RELATED RISKS COULD LEAD TO THE DISRUPTION OF CHILES' DRILLING SERVICES AND TO ITS INCURRENCE OF LIABILITY.

         The operation of offshore jackup drilling rigs by Chiles is subject to various risks, including blowouts, craterings, fires, collisions, groundings of drilling equipment and adverse weather and sea conditions. These hazards could damage the environment, cause personal injury or loss of life and damage or destroy the property and equipment involved. In addition, the rigs face many of the marine-related risks associated with our offshore support vessels. If any of these events were to occur, Chiles could incur substantial liability for oil spills, reservoir damage and other accidents. In addition, the affected rigs could be removed from service and would not be available to generate revenue.

INSURANCE COVERAGE MAY NOT PROTECT US FROM ALL OF THE LIABILITIES THAT COULD ARISE FROM THE RISKS INHERENT IN OUR BUSINESSES.

         We maintain insurance coverage against the risks related to our offshore marine and environmental response services, which we consider adequate. We have not in the past experienced a loss in excess of policy limits. There can be no assurance, however, that our existing insurance coverage can be renewed at commercially reasonable rates or that available coverage will be adequate to cover future claims. If a loss occurs that is partially or completely uninsured, we could be exposed to substantial liability.

OUR SIGNIFICANT INTERNATIONAL OPERATIONS ARE SUBJECT TO CURRENCY EXCHANGE RISKS.

         To minimize the financial impact of currency fluctuations and risks arising from fluctuations in currency exchange rates, we attempt to contract the majority of our services in U.S. dollars. However, in some of our foreign businesses, we collect revenues and pay expenses in local currency. Because we conduct substantially all of our operations in U.S. dollars, if the value of local currencies decline against the U.S. dollar, our operating revenues in these foreign countries would effectively be reduced. To date, currency fluctuations have not had a material impact on our financial condition or profitability. We engage in certain currency hedging arrangements designed to minimize the effect of fluctuation in pounds sterling, the currency in the United Kingdom, where most of our currency exchange risk arises. There can be no assurance, however, that we will not incur losses in the future as a result of currency exchange rate fluctuations.

MUCH OF OUR OFFSHORE MARINE OPERATIONS ARE CONDUCTED IN FOREIGN COUNTRIES. UNSTABLE POLITICAL, MILITARY AND ECONOMIC CONDITIONS IN THOSE COUNTRIES COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         During 1999, approximately 39% of our offshore marine revenues were derived from foreign operations. These operations are subject to risks, among other things, of political instability, potential vessel seizure, nationalization of assets, currency restrictions, import-export quotas and other forms of public and governmental regulation, all of which are beyond our control. Economic sanctions or an oil embargo in Nigeria, for example, could have a significant negative impact on activity in the oil and gas industry in offshore West Africa, a region in which we operate vessels. Although, historically, our operations have not been affected materially by such conditions or events, it is impossible to predict whether any such conditions or events might develop in the future.

AS OUR VESSELS BECOME OLDER, WE MAY NOT BE ABLE TO MAINTAIN OR REPLACE OUR VESSELS.

         As of September 30, 2000, the average age of vessels we owned was approximately 14.0 years. We believe that after an offshore supply vessel has been in service for approximately 25 years, the expense (which typically increases with age) necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that we can maintain our fleet by extending the economic life of existing vessels, or that our financial resources will be sufficient to enable us to make expenditures necessary for these purposes or to acquire or build replacement vessels.

SPILL RESPONSE REVENUE IS DEPENDENT UPON THE MAGNITUDE AND NUMBER OF SPILL RESPONSES.

         National Response's spill response revenue can vary greatly between comparable fiscal periods based on the number and magnitude of spill responses in any given period. As a result, our revenue and profitability attributable to this business may vary greatly from period to period.

A RELAXATION OF OIL SPILL REGULATION OR ENFORCEMENT COULD REDUCE DEMAND FOR OUR SERVICES.

         Our environmental response business is dependent upon the enforcement of regulations promulgated under the federal Oil Pollution Act of 1990 and, to a lesser extent, upon state regulations. Less stringent oil spill regulations or less aggressive enforcement of these regulations would decrease demand for National Response's services. We cannot assure you that oil spill regulation will not be relaxed or enforcement of existing or future regulation will not become less stringent. If this happens, the demand for our oil spill response services could be reduced, which could have a negative impact on our profitability.

NATIONAL RESPONSE RELIES ON BEING CLASSIFIED AS AN "OIL SPILL REMOVAL ORGANIZATION." A CHANGE IN, OR REVOCATION OF, THIS CLASSIFICATION WOULD RESULT IN A LOSS OF BUSINESS.

         National Response is a classified Oil Spill Removal Organization, or an "OSRO." OSRO classification is a voluntary process conducted by the United States Coast Guard. The Coast Guard classifies OSROs based on their overall ability to respond to various types and sizes of oil spills in different operating environments, such as rivers/canals, inland waters and oceans. Coast Guard classified OSROs have a competitive advantage over non-classified service providers. Customers of a classified OSRO are exempt from regulations that would otherwise require them to list their oil spill response resources in filings with the Coast Guard. A loss of National Response's classification or changes in the requirements could eliminate or diminish National Response's ability to provide customers with this exemption. If this happens, we could lose customers, in which case our revenues and profitability could be reduced.

IF A COURT OR OTHER APPLICABLE AUTHORITY DETERMINES THAT WE ACTED WITH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN PROVIDING SPILL RESPONSE SERVICES, WE COULD BE LIABLE FOR SIGNIFICANT DAMAGES, INCLUDING DAMAGE CAUSED BY OTHERS.

         In providing spill response services, National Response is subject to the federal responder immunity doctrine, otherwise known as the "Good Samaritan" doctrine. Under that doctrine, National Response is held harmless from liability for any spills that result from its response efforts unless it is found to be grossly negligent or to have engaged in willful misconduct. While most of the U.S. states in which National Response provides service have adopted the Good Samaritan doctrine, several states have not. If a court or other applicable authority determines that National Response did not meet the applicable legal standard of conduct in providing spill response services, we could be liable together with the local contractor and the responsible party for any resulting damages.

IF WE DO NOT RESTRICT THE AMOUNT OF FOREIGN OWNERSHIP OF OUR COMMON STOCK, WE COULD BE PROHIBITED FROM OPERATING OUR VESSELS IN PARTS OF THE U.S., WHICH WOULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         We are subject to the Shipping Act, 1916 and the Merchant Marine Act of 1920. These Acts govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Acts require that vessels engaged in the "U.S. coastwise trade" be owned by U.S. citizens and built in the United States. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the U.S.:

         o        the corporation must be organized under the laws of the U.S.
                  or of a state, territory or possession thereof,

         o each of the chief executive officer and the chairman of the board of directors must be a U.S. citizen (and no officer who is not a U.S. citizen may act in such person's absence),

         o no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens and

         o at least 75% of the interest in such corporation must be owned by U.S. "citizens" (as defined in the Acts).

         We would be prohibited from operating our vessels in the U.S. coastwise trade during any period in which we did not comply with these regulations. To facilitate compliance, our certificate of incorporation:

         o limits ownership by foreigners of any class of our capital stock (including our common stock) to 22.5%, so that foreign ownership will not exceed the 25.0% permitted. Under certain circumstances our board of directors may increase this percentage to 24.0%,

         o requires a stock certification system with two types of certificates to aid tracking of ownership, and

         o permits our board of directors to make such determinations to ascertain ownership and implement such limitations as reasonably may be necessary.


                           FORWARD-LOOKING STATEMENTS

         Certain statements contained or incorporated by reference in this prospectus, including without limitation, statements containing the words "believes," "anticipates," "hopes," "intends," "expects," "will," "plans," and other similar words may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from expectations, including those in the section entitled "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on those forward-looking statements. We disclaim any obligation to update any of those statements or to publicly announce any updates or revisions to any of the forward-looking statements contained in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying the statements.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus certain information we file with it, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any additional information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-4 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

         The following documents that we previously filed with the SEC are incorporated by reference (SEC file number 1-12289):

         1. our annual Report on Form 10-K for the fiscal year ended December 31, 1999 (as amended on Form 10-K/A filed on April 6,
                  2000);

         2. our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, (filed on May 15, 2000), June 30, 2000
                  (filed August 14, 2000), and September 30, 2000 (filed on November 14, 2000);

         3.       our Current Report on Form 8-K filed on June 16, 2000; and

         4. the description of our common stock contained in our registration statements on Form 8-A filed on November 30, 1992, and October 9, 1996, including any amendment or report filed for the purpose of updating such description.

         We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any requests for documents to SEACOR SMIT Inc., 1370 Avenue of the Americas, 25th Floor, New York, NY 10019, Attention: Corporate Secretary.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the documents we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's Internet site at http://www.sec.gov. Our Internet site is http://www.seacormarine.com. Our common stock is traded on the New York Stock Exchange traded under the symbol "CKH".

                                 USE OF PROCEEDS

         This prospectus relates to common stock of SEACOR which may be offered and issued by us from time to time by us in connection with acquisitions of or investments in other businesses or assets. Other than the businesses or assets acquired, there will be no proceeds to SEACOR from these offerings.

                              PLAN OF DISTRIBUTION

         We are registering the shares of our common stock described in this prospectus for the selling stockholders. Subject to the limitations on the use of this prospectus described below, the "selling stockholders" also include persons who receive shares as a gift from a selling stockholder, commonly known as donees, and persons who receive shares from a selling stockholder as collateral to secure a loan, commonly known as pledgees, who are selling shares received from a named selling stockholder after the date of this prospectus. We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. The selling stockholders, however, will pay shares offered by this prospectus. The selling stockholders, however, will pay for any brokerage commissions and similar selling expenses, if any, attributable to the sale of their shares. Sales of the shares may be made by selling stockholders from time to time in one or more types of transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters of broker-dealers regarding the sale of their securities. They also have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

         The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including in connection with distributions of the common stock by the broker-dealers. The selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of their shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholders may also loan or pledge their shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, may sell or otherwise transfer the pledged shares.

         The selling stockholders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In that event, any commissions received by the broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commission under the Securities Act. We have agreed to indemnify each of the selling stockholders for liabilities they incur for selling their shares using this prospectus, including liabilities arising under the Securities Act. The selling stockholders, however, have indemnified us for any liabilities arising out of information furnished to us on behalf of the selling stockholder for use in this prospectus. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market.

         Selling stockholders may also resell all or a portion of their common stock in open market transactions in reliance upon the SEC's Rule 144 without delivering this prospectus, provided they meet the criteria and conform to the requirements of that rule.

         If a selling stockholder notifies us that it has entered into a material arrangement with a broker-dealer for the sale of that selling stockholder's shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement or an amendment to this prospectus. Any such supplement would disclose the name of each of those selling stockholders and of the participating broker-dealer(s), the number of shares involved, the price at which the shares were sold, the commissions paid or discounts or concessions allowed to the broker(s), where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and the other facts material to the transaction. In addition, if a selling stockholder notifies us that a donee or pledgee intends to sell more than [20,000] shares, we will file a supplement to this prospectus, the cost of which will be borne by the selling stockholder.

         Sales of a substantial number of shares of the common stock in the public market by the selling stockholders or even the potential of such sales could adversely affect the market price for our common stock, which could have a direct impact on the value of the shares being offered by the selling stockholder.

                               OFFERED SECURITIES

         We propose to issue and sell the securities in connection with acquisitions of and investments in other businesses and assets. The securities or any combination of the securities, either individually or as units consisting of one or more of the securities, shall be offered each on terms to be determined at the time of sale. The securities may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to agreements providing for such acquisitions or investments, as well as additional shares of common stock which may be issuable upon conversion of any convertible securities covered by this prospectus. The consideration for these acquisitions or investments may consist of equity securities, cash, indebtedness, assumption of liabilities or a combination thereof. The terms of these acquisitions and investments and of the issuance of any securities in connection therewith will generally be determined by direct negotiations with the owners of the business or assets to be acquired or invested in or, in the case of entities which are more widely held, through exchange offers to stockholders or documents soliciting the approval or statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by us. However, under certain circumstances, we may issue securities covered by this prospectus to pay broker's commissions incurred in connection with acquisitions or investments. For a description of our common stock see "Incorporation of Documents by Reference".

         This prospectus, as amended or supplemented if appropriate, has also been prepared for use by persons who receive our securities in acquisitions or investments, including securities sold hereunder and shares of common stock ("selling stockholders"); provided, however, that no selling stockholder is authorized to reoffer any such securities without first obtaining our prior written consent. Resales may be made in the manner described in this prospectus, as amended or supplemented, in the manner permitted by Rule 145(d) under the Securities Act or pursuant to exemption from the Securities Act. Profits realized on resales by selling stockholders under certain circumstances may be regarded as underwriting compensation under the Securities Act.

         Resales by selling stockholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the selling stockholder's agent in the sale of the securities by such selling stockholder, or the securities firm may purchase securities from the selling stockholders as principal and thereafter resell such securities from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extend permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of securities may be at a negotiated prices then prevailing, Any such sales may be made on The New York Stock Exchange or other exchange on which such securities are traded, in the over-the-counter-market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain liabilities, including liabilities under the Securities Act. Any participating securities firm may be deemed to be and underwriter within the meaning of the Securities Act, and any commission earned by such firm may be deemed to be underwriting discounts or commissions under the Securities Act.

         A prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the selling stockholder, the participating securities firm, if any, the number and kind of securities involved and other details of such resale to the extend appropriate.

                                  LEGAL MATTERS

         The validity of the shares of common stock has been passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.


                                     EXPERTS

         The financial statements and schedule incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (as amended on Form 10-K/A filed on April 6, 2000) have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, which are incorporated herein by reference, and have been so incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                              SEACOR SMIT INC. LOGO







                                   ----------

                                   PROSPECTUS

                                   ----------


                                 JANUARY , 2001

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As more fully described below, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article III of our Amended and Restated By-laws provides that we will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended from time to time, all persons whom we may indemnify pursuant thereto and in the manner prescribed thereby.

         Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the person's conduct was unlawful.

         Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above.

         Section 145 of the DGCL permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person.

         Section 102(b) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Our certificate of incorporation contains provisions that limit the personal liability of each of our directors or our stockholders for monetary damages for breach of the fiduciary duty of care as a director. These provisions eliminate personal liability to the fullest extent permitted by the DGCL.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       Exhibit No.            Description of Exhibit
       -----------            ----------------------
        3.1                   Restated Certificate of Incorporation of SEACOR
                              SMIT Inc. (incorporated herein by reference to Exhibit 3.1(a) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, and filed with the SEC on August 14, 1997).

        3.2 Certificate of Amendment to the Restated Certificate of Incorporation of SEACOR SMIT Inc. (incorporated herein by reference to Exhibit 3.1(b) to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, and filed with the SEC on August 14, 1997).

        3.3 Amended and Restated By-laws of SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit
                              4.2 to the Company's Registration Statement on Form S-8 (No. 333-12637) of SEACOR Holdings, Inc. filed with the SEC on September 25, 1996).

        5.1*                  Opinion of Weil, Gotshal & Manges LLP.

        23.1                  Consent of Arthur Andersen LLP.

        23.2* Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1)

        24.1 Power of Attorney (included on signature page to the Registration Statement).


* To be filed by amendment.

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes as follows:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (d) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act that of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (e) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

         (f) that every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment of the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (g) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

         (h) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request; and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

         (i) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1993, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 5, 2001.

                                          SEACOR SMIT Inc.

                                          By:/s/ Randall Blank
                                             -------------------------------
                                             Randall Blank
                                             Executive Vice President, Chief
                                             Financial Officer and Secretary


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Fabrikant, Randall Blank and Dick Fagerstal, or either of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                  Title                                       Date
----------                                  -----                                       ----

/s/ Charles Fabrikant                 Chairman of the Board of                    January 5, 2001
----------------------------          Directors, President and
Charles Fabrikant                     Chief Executive Officer
                                      (Principal Executive Officer)

/s/ Randall Blank                     Executive Vice President, Chief             January 5, 2001
----------------------------          Financial Officer and Secretary
Randall Blank                         (Principal Financial Officer)

/s/ Lenny P. Dantin                   Vice President                              January 5, 2001
----------------------------          (Principal Accounting Officer
Lenny P. Dantin                       and Controller)

/s/ Granville E. Conway               Director                                    January 5, 2001
----------------------------
Granville E. Conway

/s/ Pierre de Demandolx               Director                                    January 5, 2001
----------------------------
Pierre de Demandolx


                                       v

/s/ Richard M. Fairbanks III          Director                                    January 5, 2001
----------------------------
Richard M. Fairbanks III

/s/ Michael E. Gellert                Director                                    January 5, 2001
----------------------------
Michael E. Gellert

/s/ John Hadjipateras                 Director                                    January 5, 2001
----------------------------
John Hadjipateras

/s/ Antoon Kienhuis                   Director                                    January 5, 2001
----------------------------
Antoon Kienhuis

/s/ Andrew R. Morse                   Director                                    January 5, 2001
----------------------------
Andrew R. Morse

/s/ Stephen Stamas                    Director                                    January 5, 2001
----------------------------
Stephen Stamas


                                  EXHIBIT INDEX

       Exhibit No.            Description of Exhibit
       -----------            ----------------------

        23.1                  Consent of Arthur Andersen LLP.

        24.1 Power of Attorney (included on signature page to the Registration Statement).


* To be filed by amendment.



                                      vii